Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Post Effective Amendment No. 1 to Form S-3 of W&T Offshore, Inc. to be filed on or about November 12, 2008, and as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc. filed on February 28, 2008, of information from our reserve report with respect to the reserves of W&T Offshore, Inc. dated January 29, 2008, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located in State and Federal Waters Gulf of Mexico as of December 31, 2007”, and to the use of our reports on reserves and the incorporation of the reports on reserves for the years ended 2003, 2004, 2005, and 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 11, 2008